Exhibit 99.1

Odyssey Group International Begins Enrolling Subjects for

Phase 1 Clinical Trial to Treat Concussion

Odyssey Group International, Inc. (OTC:ODYY) (the "Company" or "Odyssey"), a medical company focused on developing unique, life-saving medical products, today announced successful completion of their clinical trial site initiation visit and the start of subject screening and enrollment. The drug candidate PRV-002 is being developed to treat concussion as a novel neurosteroid delivered nasally. Odyssey’s Phase 1 clinical trial status can be viewed at www.clinicaltrials.gov.

“We are so excited to start enrollment for our human trials and establish a strong safety profile following PRV-002 nasal application. These studies will look at pharmacokinetics and drug tolerability at 3 dosage strengths. The most tolerated dose will be used in the subsequent trials to determine efficacy.” commented Jacob VanLandingham, Executive VP of Drug Development of Odyssey Group International.

Odyssey screening and enrollment of subjects coincides with the completion of their Phase 1 clinical batch of PRV-002. The spray dried material has been filled in its unique breath-propelled nasal applicator and is being shipped this week to the trial site in preparation for first cohort dosing. Each device is uniquely labeled by the manufacturer to comply with the double-blinded nature of the study.

“We have a long history of managing successful Phase 1 clinical trials. We are excited to be enrolling subjects and look forward to administering PRV-002 and identifying a safe drug dosage based on tolerability and pharmacokinetics. We feel Odyssey’s unique breath-propelled drug-device combination will promote enrollment while the community need for a concussion treatment should enhance compliance. Concussion is an unmet need that needs to see an effective treatment get approved.” stated, Philip Ryan, MD, Principal Investigator at Nucleus Network, Inc.

About Odyssey Group International, Inc.

Odyssey Group International, Inc. (OTC:ODYY) is a technology and asset acquisition company with a focus in the area of life saving medical solutions. Odyssey's corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that provide meaningful medical solutions. The Company is focused on building and acquiring assets in areas that have an identified technological advantage, provide superior clinical utility, have a substantial market opportunity and provide solid returns to its valued shareholders and partners.

We encourage our shareholders to visit: http://www.odysseygi.com or  Twitter: @OdysseyGroupIn1.

About PRV-002

PRV-002 is a fully synthetic non-naturally occurring neurosteroid being developed for the treatment of mTBI (concussion). In preclinical studies, PRV-002 has demonstrated equivalent, if not superior, neuroprotective effects compared to related neurosteroids. Animal models of concussion demonstrated that PRV-002 reduces the behavioral pathology associated with brain injury symptoms such as memory impairment, anxiety, and motor/sensory performance. Additionally, PRV-002 is lipophilic and can easily cross the blood-brain barrier to rapidly eliminate swelling, oxidative stress and inflammation in the brain while restoring proper blood flow.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to continue to raise needed funds, successfully complete the phase 1 trial, our ability to successfully develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.